Exhibit 12-B


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
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                                    UNAUDITED


                                                  Six Months
                                                     Ended
                                                    June 30
                                                      2000
                                                  ----------

OPERATING REVENUES                                 $2,456,818
                                                    ---------

OPERATING EXPENSES                                  2,258,508
  Interest portion of rentals (A)                      11,917
  Fixed charges of service company
    subsidiaries (B)                                    2,548
                                                    ---------
      Net expense                                   2,244,043
                                                    ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 2,127
  Equity in undistributed earnings
    of affiliates, net                                  5,772
  Other income, net                                    50,210
  Minority interest net income                         (1,086)
                                                    ---------
      Total other income and deductions                57,023
                                                    ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  269,798
                                                    =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  269,101
  Other interest (C)                                   15,687
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                  1,465
  Interest portion of rentals (A)                      11,917
                                                    ---------
      Total fixed charges                          $  298,170
                                                    =========

RATIO OF EARNINGS TO FIXED CHARGES                       0.90
                                                         ====